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RADIANT AVIATION SERVICES, INC.
A subsidiary of Radiant Energy Corporation

May 10, 1999

Dietrich Rohrdanz
Lufthansa LEOS
Lufthansa Engineering and Operational Services GmbH
Dept. FRA UN
Rhein-Main-Airport
60546 Frankfurt/Main

Dear Mr. Rohrdanz:

The purpose of this letter is to set out the terms of an agreement between Radiant Aviation Services, Inc. ("Radiant") and Lufthansa Engineering and Operational Services GmbH ("LEOS") to promote the installation, sale, maintenance and service of Radiant's infrared aircraft de-icing system (the "INFRATEK(Registered) System") in Europe and Scandinavia (the "Agreed Areas").

1. General

Radiant and LEOS agree to work together using their respective best efforts to promote the installation, sale, maintenance and service of Radiant's InfraTek(Registered) System in the Agreed Areas, subject to the terms of this letter agreement.

LEOS shall provide its engineering capacity, know-how, project management and manpower in the installation, sale, maintenance and service of the InfraTek(Registered) System in the Agreed Areas as the contract partner of Radiant in the Agreed Areas..

Radiant shall be responsible for the proper functioning of the INFRATEK(Registered) System as well as the on-time delivery of the INFRATEK(Registered) System and related products to airport sites in accordance with the terms of any particular contract entered into by Radiant for the installation or sale of the INFRATEK(Registered) System.

2. Scope of Services

Radiant will authorize LEOS to install, sell, maintain and service the INFRATEK(Registered) System in the Agreed Areas on terms and conditions to be agreed upon between the parties on a project-by-project basis. By the term "project-by-project basis" it is intended that LEOS as the contract partner will perform the work if requested by the customer but on specific
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terms and conditions applicable and agreed to by the parties for each specific project. Radiant shall deliver pre-checked INFRATEK(Registered) Systems and spare parts to be installed by LEOS according to specifications to be agreed upon among Radiant, LEOS, the customer and/or relevant airport authority.

LEOS shall provide engineering services and a project organization to install and adapt the INFRATEK(Registered) System to local requirements and customer requests as may be agreed upon between the parties on a project-by-project basis.

LEOS may perform the work described in this letter agreement either directly or, with the prior written approval of Radiant on a project-by-project basis, through the use of subcontractors.

LEOS shall be involved actively in the negotiations, or shall be notified promptly by Radiant, of any proposed new installation or sale of the INFRATEK(Registered) System in the Agreed Areas, so that LEOS may properly manage the availability of its personnel and make necessary arrangements for its personnel to travel to the location to install of a new INFRATEK(Registered) System.

Although the rights of LEOS under this letter agreement are non-exclusive to LEOS, Radiant agrees to grant LEOS a right of first refusal, on a project-by-project basis, to be the contractor for Radiant (or its designated affiliate) on any project for the installation, maintenance and/or service of the INFRATEK(Registered) System in the Agreed Areas. LEOS must exercise its right of first refusal within 21 days of receipt of any specific bona fide written proposal for the installation, maintenance and/or service of one or more INFRATEK(Registered) Systems in the Agreed Areas.

Notwithstanding any provision in this agreement, it is agreed that any sale of the INFRATEK(Registered) System in Norway, Sweden, Denmark, Finland and Iceland must be made subject to the terms of a distribution agreement dated March 7, 1997 between Process Technologies, Inc. and Oakmoor Enterprises Inc., a copy of which has been delivered to LEOS.

3. LEOS obligations

      LEOS shall train its staff to perform all of LEOS's sales and engineering activities, installations, maintenance and repair service in respect of the INFRATEK(Registered) System.

LEOS shall offer customer training if requested to ensure proper preparation for the use of the INFRATEK(Registered) System by the customers or personnel.
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LEOS shall engage, train and supervise local personnel in the event that LEOS itself commercially operates an INFRATEK(Registered) System and LEOS shall enter into contracts from time to time for aircraft de-icing with aircraft operators or airport authorities, all on terms and conditions agreed to with Radiant, based on a prearranged agreement between LEOS and Radiant. LEOS shall store Radiant's spare parts at its Frankfurt airport facility, or other approved local airport installation area, to assure timely maintenance and repair services.

LEOS may engage and train local subcontractors to maintain and repair the INFRATEK(Registered) System as an alternative to LEOS mechanics traveling to a customer's location.

LEOS shall settle warranty items for Radiant. Warranty work that will exceed 2,000.00 DM must be approved by Radiant prior to the performance of the work.

LEOS may offer an after-warranty contract to Radiant's customers in the Agreed Areas, covering inspection, maintenance and repair of the INFRATEK(Registered) System once Radiant's warranty period has expired.

4. Radiant's obligations

Radiant shall deliver sales and marketing materials, specifications, and valid price information to LEOS and shall support LEOS's sales activities.

Radiant shall deliver all components of the INFRATEK(Registered) System for its installation and necessary adjustments and shall pay the expenses for the installation and delivery of the INFRATEK(Registered) System including training and travel costs.

Radiant shall provide to LEOS in Frankfurt all necessary spare parts and technical support in respect of Radiant's warranty period on a particular installation free of costs to LEOS. Radiant shall repair removed components if necessary.

Radiant shall compensate LEOS for its expenses incurred in the provision of services in connection with Radiant's warranty obligations and Radiant will supply material to the site of the operating INFRATEK(Registered) System under Radiant's warranty without charge to LEOS.

Radiant shall supply a list of recommended spare parts and the parts themselves to the LEOS Frankfurt airport facility without charge to LEOS.

Radiant shall pay LEOS an amount of 10,000.00 DM per year for the preparation and performance of the LEOS sales activities, whether or not any sales contracts are obtained.
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      Radiant shall pay LEOS an amount of 5% of the system price as a commission fee if Radiant has sold an INFRATEK(Registered) System to a customer as a result of the sales efforts of LEOS or if LEOS's efforts resulted in a contract entered into with Radiant to install an INFRATEK(Registered) System at an airport even if such INFRATEK(Registered) System is to be owned by Radiant or LEOS. The 5% commission will also be applicable for sales covered by the Agreement with Oakmoor Enterprises Inc. The 5% commission shall be paid to LEOS within 30 days of the installation of such INFRATEK(Registered) System. This letter agreement shall not be regarded as granting LEOS an exclusive right to sell INFRATEK(Registered) Systems in the Agreed Areas. All contracts for the sale or installation of an INFRATEK(Registered) System must be approved by Radiant and nothing in this letter agreement shall be viewed as giving LEOS the right to negotiate or enter into contracts for or on behalf of Radiant for the sale or installation of an INFRATEK(Registered) System.

i Radiant agrees that no company other than LEOS and Radiant shall have the right to sell, install, maintain and service the INFRATEK(Registered) System within the Agreed Areas, except that a customer of Radiant may maintain and service the INFRATEK(Registered) Systems that it has acquired from Radiant for that customer's use.

      5. Warranty

Radiant shall bear all costs of warranty and performance reliability of the INFRATEK(Registered) System except as limited by a sales or installation contract.

LEOS shall begin to provide the warranty services at a customer's location within two working days as a minimum of being required to do so by the operator or owner of an INFRATEK(Registered) System provided that such time limit has been set out in the installation or sales contract with Radiant.

      6. Payment

LEOS shall bill Radiant once a month for performed installation services, including warranty claims. Invoices are to be paid net within 30 days of the date of invoice. Notwithstanding any other provision in this letter agreement, other than the payment of a 5% commission to LEOS on the sale or installation of an INFRATEK(Registered) System as described in paragraph 4 above, all of the obligations, costs and expenses to be incurred by, or passed on to, Radiant under this letter agreement shall be on terms and at rates that are agreed by parties to annually and on a project-by-project to the hereto from time to time basis.

      7. Termination of contract
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      This letter agreement will remain in force until December 31,2004 and will be renewed on an annual basis thereafter unless either party gives notice of termination to the other at least 6 months prior to (i) December 31,2004 or (ii) the end of each annual renewal period. Notwithstanding the foregoing, Radiant shall have the option to terminate this letter agreement at any time after December 31, 2002 if LEOS's efforts have not by that time resulted in the installation or sale of at least two INFRATEK(Registered) Systems in the Agreed Areas.

8. Confidentiality

Any information, technology or know-how supplied by Radiant to LEOS will be kept confidential by LEOS and will not, without Radiant's prior written consent, be disclosed or used by LEOS or its representatives, directly or indirectly, for any purpose whatsoever other than as required for the purpose of complying with LEOS's obligations under this letter agreement. This obligation of confidentiality shall extend for a maximum of 2 years beyond the termination of this letter agreement.

9. Assignment

Radiant may from time to time, at its sole discretion, assign all of its rights and obligations under this letter agreement to any subsidiary or affiliate of Radiant.

10. Governing law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without regard to any conflicts of law provision.

11. Insurance

On a project-by-project basis, Radiant and LEOS shall maintain such levels of insurance as are reasonable in respect of the ownership and operation of the INFRATEK(Registered) System. Any insurance policies will name both Radiant and LEOS as the co-insured parties. LEOS will be liable for the performed part of work and/or services.

                                * ** ** ** **

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter whereupon this letter will constitute our binding agreement with respect to this matter.

Yours very truly,
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RADIANT AVIATION SERVICES, INC.

Per: ______________________________

Per: ______________________________

Accepted and agreed to as of
this  day of           , 1999.


LUFTHANSA ENGINEERING AND
OPERATIONAL SERVICES GMBH

Per:_______________________________

Accepted and agreed to as of
      this        day of      , 1999.